EXHIBIT 99.1

Shenandoah Telecommunications Company Announces 2013 Year End Customer Results; Company Adds Record Postpaid Wireless Customers in Q4

Company Also Announces Reduced 2014 CAPEX Budget Due to Completion of 4G LTE and Cable Upgrades

EDINBURG, Va., Jan. 28, 2014 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces 2013 year end customer results and projected capital expenditure budget for fiscal year 2014.

Wireless Segment

The Company announced that net postpaid subscriber additions increased 50.4% to a record 6,054 for the fourth quarter primarily due to an aggressive customer acquisition campaign and reduced churn as a result of the Company's recently completed 4G LTE upgrade. Net postpaid subscriber additions for fiscal year 2013 were 10,829. Shentel's postpaid churn rate in the fourth quarter was 1.69% compared to 1.87% in the same quarter last year. Year-end postpaid customers increased 4.1% to 273,721. The Company's 2013 annual postpaid churn rate was 1.75%.

The Company recorded prepaid net additions of 4,378 in the fourth quarter and 8,870 in fiscal 2013. Ending prepaid customers increased 6.9% to 137,047 in 2013. Shentel had prepaid customer churn of 3.65% for the fourth quarter and 4.24% for the year.

Cable Segment

Shentel's cable net Revenue Generating Units (RGUs) additions were 1,470 in the fourth quarter of 2013. For fiscal year 2013, cable net additions increased 79.0% to 5,384. Year-end cable RGUs increased 4.7% to 120,275.

Capital Expenditure

With the completion of its 4G LTE Network and cable upgrades, the Company anticipates that its fiscal year 2014 capital expenditure will total approximately $74 million. Shentel expects that capital expenditure per segment will break down as follows:

2014 Capital Expenditure by Segment
Segment	Capital Expenditure
Wireless	$25.1M
Cable	$18.9M
Wireline	$22.5M
Other	$7.5M
Total	$74.0M

The $74M will be allocated 24% to maintenance CAPEX, 24% to capacity, 30% to network expansion and 22% will be spent only upon the success of obtaining new revenue generating projects.

The 2013 earnings call is scheduled to take place on Friday, February 28th at 8 a.m. EST. Details will be distributed in a separate press release.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified telecommunications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com